Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports First Quarter 2015 Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (May 11, 2015) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2015, and provided an operating forecast and program updates.

Financial highlights for the first quarter of 2015 include:

•	Total revenues were $14.6 million and royalty revenues were $10.3 million, an increase of 31% compared with the first quarter of 2014.

•	Adjusted EPS was $0.33 and GAAP EPS was $0.04

•	The company generated operating cash of $7.6 million, a significant increase over $2.6 million of operating cash generated in the first quarter of 2014

A description of adjusted calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Adjusted Financial Measures.”

“First quarter financial results feature continued strong growth in royalty revenues from both of our lead commercial assets, Promacta™ and Kyprolis® and strong growth in operating cash flow,” said John Higgins, President and Chief Executive Officer of Ligand. “Our growing roster of partners made important clinical and regulatory progress with many of our programs, both in the U.S. and in Europe and including orphan and large-market indications. Notably, Promacta has now transitioned from GSK to the highly capable stewardship of Novartis, and Amgen reported favorable clinical trial results with Kyprolis in a head-to-head comparison versus Velcade® in patients with relapsed multiple myeloma. We also marked the successful IPO of a key partner and acquired a portfolio of royalty bearing programs. The team at Ligand is executing extremely well and we are very pleased with our performance as we move into mid-2015.”

First Quarter 2015 Financial Results
Total revenues for the first quarter of 2015 were $14.6 million, compared with $16.0 million for the same period in 2014. Royalty revenues increased 31% to $10.3 million from $7.9 million for the same period in 2014 primarily due to higher royalties from Promacta™ and Kyprolis®. Material sales were $3.7 million compared with $5.7 million for the same period in 2014 due to the timing of Captisol purchases for use in clinical trials. Collaborative research and development and other revenues were $0.6 million compared with $2.4 million for the same period in 2014 due primarily to significant milestones earned in the first quarter of 2014 from Merck for approval of Noxafil® and from Amgen for a Kyprolis sales milestone.
Cost of goods sold decreased to $1.1 million for the first quarter of 2015 from $2.5 million for the same period in 2014, as a result of lower material sales. Research and development expenses were $4.0 million compared with $3.1 million for the same period of 2014. The increase was primarily due to costs associated with funding internal development programs. General and administrative expenses for the first quarter of 2015 were $6.0 million, compared with $5.1 million for the same period in 2014.

Net income for the first quarter of 2015 was $0.8 million, or $0.04 per diluted share, compared with net income for the first quarter of 2014 of $2.1 million, or $0.10 per diluted share. Adjusted net income from continuing operations for the first quarter of 2015 was $6.9 million, or $0.33 per diluted share, compared with adjusted net income from continuing operations for the first quarter of 2014 of $7.3 million, or $0.35 per diluted share.

As of March 31, 2015, Ligand had cash, cash equivalents, short-term investments and restricted investments of $177.8 million.

Full-Year and Second Quarter 2015 Financial Forecast
Ligand will provide a summary of the accounting impact of the recently-completed initial public offering of Viking Therapeutics by June 30, 2015 and will also update its 2015 financial forecast at that time.
Currently, the Company affirms expectations for full-year 2015 total revenues to be between $81.0 million and $83.0 million, and adjusted earnings per diluted share to be between $2.14 and $2.18.
For the second quarter of 2015, Ligand expects total revenues to be between $17.0 million and $17.5 million, and adjusted earnings per diluted share to be between $0.37 and $0.40. Adjusted earnings per diluted share guidance excludes changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense and non-cash debt related costs.
First Quarter and Recent Business Highlights

Partnered Program Progress

Promacta/Revolade

•	Novartis completed the acquisition of Promacta and related assets from GSK on March 1, 2015. Compared with GSK, Novartis has significantly larger oncology R&D and commercial capabilities.

•
A submission was made to the EMA, seeking an additional indication for the treatment of pediatric patients with chronic immune thrombocytopenic purpura (ITP) who have had an insufficient response to corticosteroids or immunoglobulins. The submission was based on the results from the Phase 3 PETIT2 study and the Phase 2 PETIT study in pediatric chronic ITP.

Kyprolis

•	Interim analysis showed the Phase 3 ENDEAVOR clinical trial evaluating Kyprolis (carfilzomib) versus Velcade (bortezomib), met the primary endpoint of progression-free survival (PFS).

◦	Patients with relapsed multiple myeloma treated with Kyprolis lived twice as long without their disease worsening, 18.7 months for Kyprolis versus 9.4 months for Velcade.

◦	Kyprolis demonstrated superiority over Velcade for overall response rate and lower neuropathy events.

•
The FDA accepted the sNDA of Kyprolis for the treatment of patients with relapsed multiple myeloma who have received at least one prior therapy. The FDA granted Kyprolis priority review with a PDUFA date of July 26, 2015.

•	The EMA accepted the MAA of Kyprolis for the treatment of patients with relapsed multiple myeloma who have received at least one prior therapy. The MAA was granted accelerated assessment by the EMA.

Additional Pipeline and Partner Developments

•
Spectrum Pharmaceuticals announced that its NDA for Captisol-Enabled Melphalan was accepted by the FDA and assigned a PDUFA date of October 23, 2015. Spectrum is now referring to CE-Melphalan as EVOMELA™.

•
Melinta Therapeutics announced positive top-line results from the first of two Phase 3 PROCEED studies to evaluate delafloxacin, against vancomycin + aztreonam for the treatment of patients with acute bacterial skin and skin structure infections (ABSSSI).

◦	Delafloxacin met the study’s primary endpoint of a reduction in the measurement of lesion erythema at the primary infection site at 48-to-72 hours post-treatment, the endpoint required by the FDA.

◦	Delafloxacin was comparable to vancomycin in the study’s secondary endpoints, including investigator assessment of signs and symptoms of infection at the follow-up visit, a metric required by the EMA.

•
SAGE Therapeutics announced completion of treatment for the first patient enrolled in its Phase 3 open-label expanded access protocol. Study 302 is designed to evaluate the safety of SAGE-547 in patients with SRSE. In conjunction with this announcement, Ligand earned a $500,000 milestone payment from SAGE.

•
Retrophin announced the FDA granted orphan drug designation to sparsentan (RE-021) for the treatment of Focal Segmental Glomerulosclerosis (FSGS). Orphan designation will provide sparsentan with seven years of market exclusivity for FSGS upon approval. Prior to FDA approval, orphan designation provides incentives for sponsors including tax credits for clinical research expenses, the opportunity to obtain government grant funding to support clinical research, and an exemption from FDA user fees.

•
TG Therapeutics announced the first presentation of preclinical data demonstrating single agent and combination activity with two of the Company's IRAK4 inhibitor compounds under development. The data demonstrated that:

◦
Both IRAK4 inhibitors not only inhibited cell proliferation but also induced apoptosis as single agents in various B-cell lymphoma cell lines, potentially elucidating the mechanism of action of and clinical rationale for IRAK4 inhibition.

◦
In addition, both compounds demonstrated marked synergy when combined with the novel targeted kinase inhibitors TGR-1202, the Company's proprietary PI3K delta inhibitor, and with the BTK inhibitor, ibrutinib.

•
Viking Therapeutics closed its initial public offering on May 5, 2015. In connection with the offering, Ligand received an equity milestone payment of 3.4 million shares. Ligand invested an additional $9.0 million in the offering. Combining the value of the equity milestone and additional direct investment, Ligand owned 49.8% of Viking’s outstanding common stock at closing. Key programs licensed to Viking include:

•	VK5211 (SARM) - Phase 2 program for hip fracture.

•	VK2809 and VK0214 (TRβ) - Phase 2 program for dyslipidemia and nonalcoholic steatohepatitis (NASH). VK2809 is also in a preclinical program for adrenoleukodystrophy (ALD).

•	VK0612 (FBPase) - Phase 2 program for type 2 diabetes.

•	EPOR - Preclinical program for anemia.

•	DGAT-1 - Preclinical program for obesity and dyslipidemia.

Recent Acquisition

•
Ligand acquired financial rights to potential future milestones and royalties for more than 15 development programs from Selexis SA for $4 million in cash. The acquired programs include a mix of novel biologics and biosimilars. The programs are in various stages of development ranging from preclinical through Phase 3. Each acquired program is fully funded by a development partner. The acquisition expands Ligand’s portfolio to more than 120 fully-funded assets and increases the number of partners to more than 70. Ligand previously acquired a portfolio of biologic development programs from Selexis in April, 2013.

New Licensing Deal

•
Ligand and Sermonix Pharmaceuticals announced the signing of a license agreement for the development and commercialization of oral lasofoxifene in the U.S. and additional territories. Under the terms of the agreement, Ligand has received an undisclosed initial payment, and is entitled to receive up to $45 million in potential regulatory and commercial milestone payments and tiered royalties of 6% to 10% on future net sales. Lasofoxifene is an estrogen partial agonist for the treatment of osteoporosis and other diseases.

Internal Program Progress

•
Ligand announced that enrollment was completed for the Phase 1b Multiple-Ascending Dose trial of the Glucagon receptor antagonist LGD-6972. Data from the trial will be presented in a poster presentation at American Diabetes Association 75th Scientific Sessions in Boston on June 7th at 12:00 p.m. ET. The Company will also host an investor presentation that evening beginning at 7:00 p.m. ET in Boston.

Adjusted Financial Measures
The adjusted financial measures discussed above and in the tables below for the three months ended March 31, 2015 and 2014 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, and non-cash debt related costs.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until August 11, 2015 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13608254. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including Novartis, Amgen Inc., Merck, Pfizer, Baxter International and Eli Lilly & Co. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth, Ligand's outlook for Captisol orders, expected value creation for shareholders and guidance regarding second-quarter and full-year 2015 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2015 or beyond, that Ligand's 2015 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended March 31,
	2015	2014
Revenues:
Royalties	$10,287	$7,850
Material sales	3,729	5,715
Collaborative research and development and other revenues	586	2,393
Total revenues	14,602	15,958
Operating costs and expenses:
Cost of goods sold	1,074	2,451
Research and development	3,962	3,131
General and administrative	5,994	5,072
Non-continuing expenses	223	204
Total operating costs and expenses	11,253	10,858
Gain from operations	3,349	5,100
Other expense, net	(3,420)	(1,002)
Increase in contingent liabilities	(3)	(1,948)
Income tax expense	(15)	(53)
Net income (loss) including noncontrolling interests	$(89)	$2,097
Less: Net loss attributable to noncontrolling interests	(843)	—
Net income	$754	$2,097

Per-share net income:
Basic and diluted net income	$0.04	$0.10

Weighted average number of common shares-basic	19,611,881	20,600,683
Weighted average number of common shares-diluted	20,630,788	21,208,023

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$177,225	$167,336
Accounts receivable	7,423	12,634
Inventory	2,821	269
Other current assets	4,156	4,597
Current portion of co-promote termination asset	88	322
Total current assets	191,713	185,158

Restricted cash and investments	600	1,261
Property and equipment, net	440	486
Goodwill and other identifiable intangible assets	62,367	62,961
Commercial license rights	4,568	4,568
Other assets	3,535	3,595
Total assets	$263,223	$258,029

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$17,721	$22,123
Current portion of co-promote termination liability	88	322
Current portion of note payable	348	334
Total current liabilities	18,157	22,779

Long-term portion of deferred revenue	2,085	2,085
Long-term debt, net	198,219	195,908
Other long-term liabilities	12,367	12,849
Total liabilities	230,828	233,621
Total Ligand Pharmaceuticals Inc. stockholders' equity	35,148	26,318
Noncontrolling interests	(2,753)	(1,910)
Total liabilities and stockholders' equity	$263,223	$258,029

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three months ended March 31,
	2015	2014

Net income	$754	$2,097
Increase in contingent liabilities	3	1,948
Mark-to-market adjustment for investments owed to licensors	699	1,233
Non-cash stock-based compensation expense	2,914	2,067
Non-cash debt related costs	2,509	—
Adjusted net income	$6,879	$7,345
Diluted per-share net income:
Net income	$0.04	$0.10
Increase in contingent liabilities	—	0.09
Mark-to-market adjustment for investments owed to licensors	0.03	0.06
Stock-based compensation expense	0.14	0.10
Non-cash debt related costs	0.12	—
Adjusted net income	$0.33	$0.35

Weighted average number of common shares-diluted	20,630,788	21,208,023

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